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                                                                    Exhibit 99.9

                  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is being made by the Prospectus (as defined below) and the related Letter of Election and Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any applicable law. If Purchaser becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch & Co. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                    NOTICE BY

                      QUEST DIAGNOSTICS NEWCO INCORPORATED
                          A WHOLLY OWNED SUBSIDIARY OF
                         QUEST DIAGNOSTICS INCORPORATED
                             OF ITS OFFER TO EXCHANGE
                       0.3256 OF A SHARE OF COMMON STOCK
          (INCLUDING THE ASSOCIATED RIGHT TO PURCHASE PREFERRED STOCK)
                                       OF
                         QUEST DIAGNOSTICS INCORPORATED
                                       OR
                                $26.50 IN CASH
                                      FOR
                     EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                               UNILAB CORPORATION

                  Quest Diagnostics Newco Incorporated, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Quest Diagnostics Incorporated, a Delaware corporation ("Quest Diagnostics"), is offering to exchange 0.3256 of a share of Quest Diagnostics' common stock, par value $.01 per share, together with the associated right to purchase preferred stock ("Quest Diagnostics Shares"), or to pay $26.50 in cash, for each outstanding share of common stock, par value $.01 per share (the "Shares"), of Unilab Corporation, a Delaware corporation (the "Company"), that is validly tendered and not properly withdrawn in the Offer, upon the terms and subject to the conditions set forth in the Prospectus dated May 15, 2002 (the "Prospectus") and the related Letter of Election and Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). In the Offer, holders of Shares may elect to receive cash or Quest Diagnostics Shares in exchange for each of their Shares. However, the aggregate cash consideration that holders of Shares may receive in the Offer is subject to a pro rata reduction because not more than 30% of the Shares outstanding immediately prior to the expiration of the Offer can be exchanged for cash. Following consummation of the Offer, Quest Diagnostics intends to effect the Merger (as defined below).

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
             CITY TIME, ON MONDAY, JUNE 17, 2002, UNLESS THE OFFER
               IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER
                    MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                            EXPIRATION OF THE OFFER.

                  The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes 50.1% of the aggregate number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition") and (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to other conditions. See the section of the Prospectus entitled "The Offer - Conditions to the Offer".

                  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 2, 2002, and amended on as of May 13, 2002 (as amended, the "Merger Agreement"), among Quest Diagnostics, Purchaser and the Company. The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, if permissible, waiver of all conditions set forth in the Merger Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), the Company will be merged with and into Purchaser or, depending on certain tax matters, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the Company's treasury, Shares held by Quest Diagnostics, Purchaser or any wholly owned subsidiary of Quest Diagnostics or Purchaser, or Shares held by any stockholder that has perfected appraisal rights, if available) will be cancelled and converted into 0.3256 of a Quest Diagnostics Share, upon the terms and conditions of the Merger Agreement. Notwithstanding the amount, if any, of cash paid in the Offer, stockholders who do not tender Shares in the Offer will not receive any cash consideration in the Merger (except for cash, if any, that is paid in lieu of fractional Quest Diagnostics Shares or following the exercise of appraisal rights, if applicable). The Merger Agreement is more fully described in the section of the Prospectus entitled "The Merger Agreement".

                  Stockholders of record who tender directly to the Offer Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Election and Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Dealer Manager, Computershare Trust Company of New York, which is acting as the offer exchange agent (the "Offer Exchange Agent"), and Georgeson Shareholder Communications, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

                  THE BOARD OF DIRECTORS OF THE COMPANY (A) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF SHARES, (B) HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND (C) RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND, IF APPLICABLE, VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.


                  For purposes of the Offer, Purchaser will be deemed to have accepted for payment and/or exchange (and thereby purchased and/or exchanged) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Offer Exchange Agent of Purchaser's acceptance for payment

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and/or exchange of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for exchange pursuant to the Offer will be made by deposit of the purchase price in cash, Quest Diagnostics Shares or cash in lieu of fractional Quest Diagnostics Shares with the Offer Exchange Agent, which will act as agent for tendering stockholders for the purpose of receiving payments of cash, Quest Diagnostics Shares and cash to be paid in lieu of fractional Quest Diagnostics Shares from Purchaser and transmitting such cash and/or Quest Diagnostics Shares to validly tendering stockholders whose Shares have been accepted for exchange. In all cases, payment for Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Offer Exchange Agent of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Offer Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Prospectus), (ii) the Letter of Election and Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an agent's message (as defined in the Prospectus) in connection with a book-entry transfer, and (iii) all other required documents.

                  The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 17, 2002, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the exchange of Shares. Unless the Company otherwise agrees, Purchaser must (or in the case of clause (c) below, Purchaser has the option to) extend the Offer for one or more periods (not in excess of ten business days each) (a) beyond the initial scheduled Expiration Date, up to September 30, 2002, if, at the scheduled or extended Expiration Date, any of the conditions to the Offer have not been satisfied or, to the extent permitted, waived, until the conditions to the Offer are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the SEC or the SEC's staff applicable to the Offer or any period required by applicable law, or (c) for an aggregate period of not more than ten business days beyond the latest applicable date that would otherwise be permitted under clause (a) or (b) above, if, as of the Expiration Date, all of the conditions to the Offer have been satisfied or waived, but the number of Shares validly tendered and not withdrawn equals more than 80%, but less than 90%, of the outstanding Shares on a fully diluted basis. However, Purchaser will not be obligated to extend the Offer pursuant to clause
(a) above (but may elect to do so in accordance with the terms of the Merger Agreement) if the Minimum Tender Condition is not satisfied at the time such extension would otherwise be required as long as certain other conditions to the Offer have been satisfied (which conditions are expressly set forth in the Merger Agreement) and Purchaser has publicly announced such fact and its intention not to extend the Offer at least two business days prior to the date that the extension would otherwise have been required. Except as provided in clause (c) above, Purchaser is not permitted to extend the Offer without the prior written consent of the Company at the time that all conditions to the Offer have been satisfied or, to the extent permitted, waived.

                  Purchaser shall cause any such extension to be made by giving oral or written notice of such extension to the Offer Exchange Agent, which will be followed by a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, to withdraw the Shares.

                  Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 13, 2002. For a withdrawal of tendered Shares to be effective, a written, telex or facsimile transmission notice of withdrawal must be timely received by the Offer Exchange Agent at one of its addresses set forth in the Prospectus. Any such notice of withdrawal must specify the name and address of the person who tendered the Shares to be withdrawn, that person's social security number, the certificate number(s) and the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares.

                  If the certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Offer Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Offer Exchange Agent prior to the physical release of the certificates. A financial institution must guarantee all signatures on the notice of withdrawal, unless those Shares have been tendered for the account of any Eligible Institution (as defined in the Prospectus). If Shares have

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been tendered pursuant to the procedures for book-entry transfer as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Prospectus) to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties.

                  Any election is irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted and paid for pursuant to the Offer, may also be withdrawn at any time after July 13, 2002. After an effective withdrawal of Shares, a stockholder may change such stockholder's election and re-tender withdrawn Shares prior to the Expiration Date by following one of the procedures for tendering Shares described in the section of the Prospectus entitled "Procedure for Tendering and Electing".

                  The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Prospectus and is incorporated herein by reference.

                  In connection with the Offer, the Company has provided Purchaser with the Company's stockholder list and security positions listing for the purpose of disseminating the Offer to holders of Shares. The Prospectus and the related Letter of Election and Transmittal will be mailed by Purchaser or the Information Agent to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                  THE PROSPECTUS AND THE RELATED LETTER OF ELECTION AND TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                  Questions or requests for assistance may be directed to the Information Agent or Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Prospectus, the related Letter of Election and Transmittal and other materials related to the Offer may be obtained from the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager, the Information Agent and the Offer Exchange Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]

                           17 State Street, 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 318-0509

                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.

                            4 World Financial Center
                            New York, New York 10080
                                 Call Toll Free:
                                 (866) 276-1462


May 15, 2002